Exhibit 23.3

US Foods Holding Corp

9399 W. Higgins Road

Rosemont, IL 60016

December 21, 2016

To whom it may concern:

We hereby consent to the use of our name, Technomic Inc., and our industry data and forecasts in (i) the Registration Statement on Form S-1 (the “Registration Statement”) of US Foods Holding Corp. (the “Company”) and in all subsequent amendments, including post-effective amendments, and supplements to the Registration Statement and in any related prospectus and any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, relating to the Company’s public offering of its common shares (ii) in any interim, quarterly, or annual filings with the commission by the Company (iii) in any other registration statement relating to the Company’s common shares and any amendment thereto and (iv) in any document offering securities in the Company or its respective subsidiaries. We further consent to the filing of this Consent as an exhibit to such Registration Statement. The Company has agreed to provide Technomic Inc. with copies of all applicable sections of filings with the Commission prior to filing.

Technomic Inc.

By:	/s/ Joseph M. Pawlak
Joseph M. Pawlak Managing Principal

300 South Riverside Plaza, Suite 1600, Chicago, IL 60606